UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

Sovos Brands, Inc.

(Name of Issuer)

COMMON STOCK, $0.001 PAR VALUE PER SHARE

(Title of Class of Securities)

84612U107

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 84612U107	SCHEDULE 13G	Page 2 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International Corporation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 53,762,154
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 53,762,154
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 53,762,154
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 53.2% (1)
12.	TYPE OF REPORTING PERSON CO

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 3 of 37 Pages

1.	NAMES OF REPORTING PERSONS Noosa GP, Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 18,235,177
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 18,235,177
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,235,177
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.1% (1)
12.	TYPE OF REPORTING PERSON CO

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 4 of 37 Pages

1.	NAMES OF REPORTING PERSONS Noosa Holdco, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 18,235,177
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 18,235,177
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,235,177
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 5 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International VIII, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 35,526,977
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 35,526,977
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,526,977
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 35.2% (1)
12.	TYPE OF REPORTING PERSON OO

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 6 of 37 Pages

1.	NAMES OF REPORTING PERSONS GPE VIII GP S.à.r.l.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 24,752,801
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 24,752,801
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,752,801
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 24.5% (1)
12.	TYPE OF REPORTING PERSON CO

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 7 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,963,707
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,963,707
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,963,707
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 8 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-B-1 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,369,305
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,369,305
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,369,305
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.3% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 9 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-B-2 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,766,548
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,766,548
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,766,548
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 10 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-B-3 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,758,471
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,758,471
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,758,471
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 11 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-B Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,658,444
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,658,444
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,658,444
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.6% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 12 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-C Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,087,476
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,087,476
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,087,476
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 13 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-D Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 929,956
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 929,956
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 929,956
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 14 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-F Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 275,565
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 275,565
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 275,565
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 15 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-H Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,441,639
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,441,639
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,441,639
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 16 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-I Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,270,460
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,270,460
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,270,460
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 17 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-J Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,231,230
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,231,230
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,231,230
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 18 of 37 Pages

1.	NAMES OF REPORTING PERSONS GPE VIII GP Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 9,291,759
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 9,291,759
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,291,759
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.2% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 19 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,606,154
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,606,154
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,606,154
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.6% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 20 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-E Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,035,718
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,035,718
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,035,718
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 21 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-G Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,756,695
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,756,695
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,756,695
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 22 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-K Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 941,822
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 941,822
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 941,822
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 23 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent International GPE VIII-L Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 951,370
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 951,370
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 951,370
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 24 of 37 Pages

1.	NAMES OF REPORTING PERSONS AP GPE VIII GP Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,482,417
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,482,417
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,482,417
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 25 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent Partners GPE VIII Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 77,692
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 77,692
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,692
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 26 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent Partners GPE VIII Cayman Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 452,511
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 452,511
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,511
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 27 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent Partners GPE VIII-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 96,806
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 96,806
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 96,806
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 28 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent Partners GPE VIII-A Cayman Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 60,286
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 60,286
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,286
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 29 of 37 Pages

1.	NAMES OF REPORTING PERSONS Advent Partners GPE VIII-B Cayman Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 795,122
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 795,122
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 795,122
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percent of class was calculated based on 100,961,986 shares of Common Stock outstanding as of October 28, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2022.

CUSIP No. 84612U107	SCHEDULE 13G	Page 30 of 37 Pages

Item 1.		Issuer

	(a)	Name of Issuer:

Sovos Brands, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

168 Centennial Parkway, Suite 200 Louisville, CO 80027

Item 2.		Filing Person

	(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)   Advent International Corporation, a Delaware corporation;

(ii)   Noosa GP, Inc., a Delaware corporation;

(iii)    Noosa Holdco, L.P., a Delaware limited partnership;

(iv)  Advent International GPE VIII, LLC, a Delaware limited liability company;

(v)    GPE VIII GP S.à.r.l., a Luxembourg Société à responsabilité limitée;

(vi)  Advent International GPE VIII Limited Partnership, a Delaware limited partnership;

(vii)   Advent International GPE VIII-B-1 Limited Partnership, a Delaware limited partnership;

(viii)   Advent International GPE VIII-B-2 Limited Partnership, a Delaware limited partnership;

(ix)  Advent International GPE VIII-B-3 Limited Partnership, a Delaware limited partnership;

(x)    Advent International GPE VIII-B Limited Partnership, a Delaware limited partnership;

(xi)  Advent International GPE VIII-C Limited Partnership, a Delaware limited partnership;

(xii)   Advent International GPE VIII-D Limited Partnership, a Delaware limited partnership;

(xiii)   Advent International GPE VIII-F Limited Partnership, a Delaware limited partnership;

(xiv)  Advent International GPE VIII-H Limited Partnership, a Delaware limited partnership;

(xv)    Advent International GPE VIII-I Limited Partnership, a Delaware limited partnership;

(xvi)  Advent International GPE VIII-J Limited Partnership, a Delaware limited partnership (the funds set forth in the foregoing clauses (vi)-(xvi), the “Advent VIII Luxembourg Funds”);

(xvii)  GPE VIII GP Limited Partnership, a Cayman Islands limited partnership;

(xviii)   Advent International GPE VIII-A Limited Partnership, a Cayman Islands limited partnership;

(xix)  Advent International GPE VIII-E Limited Partnership, a Cayman Islands limited partnership;

(xx)    Advent International GPE VIII-G Limited Partnership, a Cayman Islands limited partnership;

(xxi)  Advent International GPE VIII-K Limited Partnership, a Cayman Islands limited partnership;

(xxii)  Advent International GPE VIII-L Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xviii)-(xxii), the “Advent VIII Cayman Funds”);

(xxiii)   AP GPE VIII GP Limited Partnership, a Delaware limited partnership;

(xxiv) Advent Partners GPE VIII Limited Partnership, a Delaware limited partnership;

(xxv)   Advent Partners GPE VIII Cayman Limited Partnership, a Cayman Islands limited partnership;

(xxvi) Advent Partners GPE VIII-A Limited Partnership, a Delaware limited partnership;

(xxvii)  Advent Partners GPE VIII-A Cayman Limited Partnership, a Cayman Islands limited partnership;

(xxviii)  Advent Partners GPE VIII-B Cayman Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xxiv)-(xxviii), the “Advent VIII Partners Funds” and together with the Advent VIII Luxembourg Funds and the Advent VIII Cayman Funds, the “Advent VIII Funds”).

Noosa LP is beneficially owned by the following funds: (a) Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, and Advent International GPE VII-G Limited Partnership (the funds set forth in the foregoing clause (a), the “Advent VII Luxembourg Funds”); (b) Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership and Advent International GPE VII-H Limited Partnership (the funds set forth in the foregoing clause (b), the “Advent VII Cayman Funds”); and (c) Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII-A Limited

CUSIP No. 84612U107	SCHEDULE 13G	Page 31 of 37 Pages

Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, Advent Partners GPE VII 2014 Limited Partnership, Advent Partners GPE VII-A 2014 Limited Partnership, Advent Partners GPE VII 2014 Cayman Limited Partnership and Advent Partners GPE VII-A 2014 Cayman Limited Partnership (the funds set forth in the foregoing clause (c), the “Advent VII Partners Funds” and, together with the Advent VII Luxembourg Funds and the Advent VII Cayman Funds, the “Advent VII Funds”). The Advent VII Funds have ownership interests in Noosa LP and its general partner, Noosa GP, Inc., but none of the Advent VII Funds has voting or dispositive power over any shares.

GPE VIII GP S.à.r.l. is the general partner of the Advent VIII Luxembourg Funds. GPE VIII GP Limited Partnership is the general partner of the Advent VIII Cayman Funds. AP GPE VIII GP Limited Partnership is the general partner of the Advent VIII Partners Funds. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à.r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership. GPE VII GP S.à.r.l. is the general partner of the Advent VII Luxembourg Funds. GPE VII GP Limited Partnership is the general partner of the Advent VII Cayman Funds. Advent International GPE VII, LLC is the manager of GPE VII GP S.à.r.l. and is the general partner of GPE VII GP Limited Partnership and each of the Advent VII Partners Funds.

Advent is the manager of Advent International GPE VIII, LLC and may be deemed to have voting and dispositive power over the shares held by the Advent VIII Luxembourg Funds, the Advent VIII Cayman Funds and the Advent VIII Partners Funds, and is the manager of Advent International GPE VII, LLC and may be deemed to have voting and dispositive power over the shares held by the Advent VII Luxembourg Funds, the Advent VII Cayman Funds, the Advent VII Partners Funds and Noosa LP.

The address of the principal business and the principal office of the Reporting Persons is Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-8069.

	(d)	Title of Class of Securities:

Common Stock, $0.001 par value per share ( “Common Stock”)

	(e)	CUSIP Number: 84612U107

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: Not applicable.

CUSIP No. 84612U107	SCHEDULE 13G	Page 32 of 37 Pages

Item 4.	Ownership.

	(a) — (c)	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Advent International Corporation	53,762,154	53,762,154	—	53,762,154	—	53.2%
Noosa GP, Inc.	18,235,177	18,235,177	—	18,235,177	—	18.1%
Noosa Holdco, L.P.	18,235,177	18,235,177	—	18,235,177	—	18.1%
Advent International GPE VIII, LLC	35,526,977	35,526,977	—	35,526,977	—	35.2%
GPE VIII GP S.à.r.l.	24,752,801	24,752,801	—	24,752,801	—	24.5%
Advent International GPE VIII Limited Partnership	1,963,707	1,963,707	—	1,963,707	—	1.9%
Advent International GPE VIII-B-1 Limited Partnership	2,369,305	2,369,305	—	2,369,305	—	2.3%
Advent International GPE VIII-B-2 Limited Partnership	1,766,548	1,766,548	—	1,766,548	—	1.7%
Advent International GPE VIII-B-3 Limited Partnership	2,758,471	2,758,471	—	2,758,471	—	2.7%
Advent International GPE VIII-B Limited Partnership	6,658,444	6,658,444	—	6,658,444	—	6.6%
Advent International GPE VIII-C Limited Partnership	1,087,476	1,087,476	—	1,087,476	—	1.1%
Advent International GPE VIII-D Limited Partnership	929,956	929,956	—	929,956	—	0.9%
Advent International GPE VIII-F Limited Partnership	275,565	275,565	—	275,565	—	0.3%
Advent International GPE VIII-H Limited Partnership	2,441,639	2,441,639	—	2,441,639	—	2.4%
Advent International GPE VIII-I Limited Partnership	2,270,460	2,270,460	—	2,270,460	—	2.2%
Advent International GPE VIII-J Limited Partnership	2,231,230	2,231,230	—	2,231,230	—	2.2%
GPE VIII GP Limited Partnership	9,291,759	9,291,759	—	9,291,759	—	9.2%
Advent International GPE VIII-A Limited Partnership	4,606,154	4,606,154	—	4,606,154	—	4.6%
Advent International GPE VIII-E Limited Partnership	1,035,718	1,035,718	—	1,035,718	—	1.0%
Advent International GPE VIII-G Limited Partnership	1,756,695	1,756,695	—	1,756,695	—	1.7%
Advent International GPE VIII-K Limited Partnership	941,822	941,822	—	941,822	—	0.9%
Advent International GPE VIII-L Limited Partnership	951,370	951,370	—	951,370	—	0.9%
AP GPE VIII GP Limited Partnership	1,482,417	1,482,417	—	1,482,417	—	1.5%
Advent Partners GPE VIII Limited Partnership	77,692	77,692	—	77,692	—	0.1%
Advent Partners GPE VIII Cayman Limited Partnership	452,511	452,511	—	452,511	—	0.4%
Advent Partners GPE VIII-A Limited Partnership	96,806	96,806	—	96,806	—	0.1%
Advent Partners GPE VIII-A Cayman Limited Partnership	60,286	60,286	—	60,286	—	0.1%
Advent Partners GPE VIII-B Cayman Limited Partnership	795,122	795,122	—	795,122	—	0.8%

CUSIP No. 84612U107	SCHEDULE 13G	Page 33 of 37 Pages

The foregoing excludes an aggregate of 2,155,329 shares of common stock of the Issuer that the Advent Funds may be entitled to receive upon the forfeiture of shares of restricted common stock currently held by certain directors and employees of the Issuer pursuant to a pre-set formula set forth in the Second Amended and Restated Agreement of Limited Partnership of Sovos Brands Limited Partnership, as amended.

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following.   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not applicable.

Item 8.	Identification and Classification of Members of the Group. The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1)..

Item 9.	Notice of Dissolution of Group. Not applicable.

Item 10.	Certification. Not applicable.

CUSIP No. 84612U107	SCHEDULE 13G	Page 34 of 37 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2023	ADVENT INTERNATIONAL CORPORATION

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Vice President of Finance

Date: February 14, 2023	NOOSA HOLDCO, LP
By: NOOSA GP, INC., GENERAL PARTNER

/s/ David Roberts
	Name:	David Roberts
	Title:	President & Secretary

Date: February 14, 2023	NOOSA GP, INC.

/s/ David Roberts
	Name:	David Roberts
	Title:	President & Secretary

Date: February 14, 2023	ADVENT INTERNATIONAL GPE VIII LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-B-1 LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-B-2 LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-B-3 LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE VIII-B LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-C LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-D LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-F LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-H LIMITED PARTNERSHIP

CUSIP No. 84612U107	SCHEDULE 13G	Page 35 of 37 Pages

ADVENT INTERNATIONAL GPE VIII-I LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-J LIMITED PARTNERSHIP

By: GPE VIII GP S.A.R.L., GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC, MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2023	ADVENT INTERNATIONAL GPE VIII-A LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-E LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-G LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-K LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-L LIMITED PARTNERSHIP

By: GPE VIII GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 84612U107	SCHEDULE 13G	Page 36 of 37 Pages

Date: February 14, 2023

ADVENT PARTNERS GPE VIII LIMITED PARTNERSHIP

ADVENT PARTNERS GPE VIII CAYMAN LIMITED PARTNERSHIP

ADVENT PARTNERS GPE VIII-A LIMITED PARTNERSHIP

ADVENT PARTNERS GPE VIII-A CAYMAN LIMITED PARTNERSHIP

ADVENT PARTNERS GPE VIII-B CAYMAN LIMITED PARTNERSHIP

By: ADVENT GPE VIII GP LIMITED PARTNERSHIP, GENERAL PARTNER

By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER

By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2023	GPE VIII GP S.A.R.L.

By: ADVENT INTERNATIONAL GPE VIII, LLC, MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2023	GPE VIII GP LIMITED PARTNERSHIP

By: ADVENT INTERNATIONAL GPE VIII, LLC,
GENERAL PARTNER
By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 84612U107	SCHEDULE 13G	Page 37 of 37 Pages

AP GPE VIII GP LIMITED PARTNERSHIP By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford Title: Vice President of Finance

Date: February 14, 2023	ADVENT INTERNATIONAL GPE VIII, LLC

By: ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance